CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 7 to the Registration Statement No. 333-191149 on Form N-6 (“Registration Statement”) of MONY America Variable Account K of MONY Life Insurance Company of America, of our report dated April 17, 2017, relating to the financial statements of each of the Variable Investment Options of MONY America Variable Account K of MONY Life Insurance Company of America and of our report dated March 24, 2017, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 21, 2017